Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Glen Ponczak (Investors)
(414) 524-2375

David Urban (Investors)
(414) 524-2838

Paul Mason (Media)
(414) 524-6114
Johnson Controls Forecasts $44 Billion in Sales
with Double-Digit Earnings Improvements in Fiscal 2012
MILWAUKEE, October 12, 2011 — Johnson Controls, Inc. (NYSE: JCI), a global diversified company in the building and automotive industries, announced today that it expects to post record sales and earnings in fiscal 2012.
The company is presenting its fiscal 2012 forecast to financial analysts today in New York. Highlights include:
•	Consolidated net sales of approximately $44.2 billion, up 9%

•	Diluted earnings per share of $2.85 - $3.00, up approximately 20%

•	($0.09) negative impact on 2012 earnings associated with pension funding and advanced battery JV consolidation

•	Sales and margin improvements in all three of its businesses: Automotive Experience, Power Solutions and Building Efficiency

•	Increased levels of capital investment to support growth opportunities
From a market perspective, Johnson Controls said it expects higher 2012 automotive production in North America and China, with relatively flat European production versus 2011. The global Building Efficiency market is forecast to improve slightly in 2012 as strong growth in the emerging markets, especially China and the Middle East, offset softness in mature geographic markets.
Johnson Controls said it is positioned to grow faster than its underlying markets with improved profitability over the long term.
“Johnson Controls entered fiscal 2012 with record backlogs in our automotive and buildings businesses. Our aftermarket battery business continues to grow and gain market share globally. In addition, we are benefitting from new growth platforms resulting from the investments we have made,” said Stephen A. Roell, chairman and chief executive officer of Johnson Controls. “While we recognize the challenges of the near-term global economy, we believe our unique strengths will enable Johnson Controls to deliver higher sales and double-digit earnings improvements in 2012.”

Building Efficiency revenues are expected to increase by 9-11% in 2012 due to strong backlogs, a moderate improvement in service and the continued growth of it energy efficiency and Global Workplace Solutions businesses.
Segment margins are expected to increase to 5.6% - 5.8% led by the benefits of global volume growth and improvements in the service business. The higher margins will be partially offset by investments in growth opportunities including a sales force expansion, information technology initiatives and costs associated with the introduction of new products. Johnson Controls recently announced the introduction of Panoptix, a suite of cloud-hosted building efficiency applications that make it easy to collect and manage data from disparate building systems and other data sources.
The company forecasts approximately 6% revenue growth in 2012 by its Automotive Experience business, reflecting higher global production volumes and approximately $1.4 billion in new program launches, partially offset by the negative impact of a weaker Euro. Excluding currency, revenues would increase 9%. In China, inclusive of non-consolidated joint ventures, Johnson Controls has 44% market share in seating and expects total revenues to increase by 21% to approximately $4.8 billion.
Segment margins are expected to improve to 5.3% - 5.5% in 2012 as a result of the higher volumes and the full-year benefit of acquisitions completed in 2011. In Europe, margins are expected to improve significantly as the company continues to reduce operational and launch related inefficiencies.
Power Solutions 2012 revenues are expected to increase 11% - 13% due to higher volumes across all regions resulting from market share gains and the full year impact of the Changxing plant in China. The forecast segment margin of 13.5% - 13.9% reflects the benefits of vertical integration for the recycling of lead and the start of a product mix shift toward AGM battery technology. The higher segment margin from these factors will be partially offset by expenses associated with the consolidation of its hybrid battery business.
Johnson Controls is forecasting an increase in 2012 capital investments to approximately $1.7 billion to support its organic growth opportunities. More than 70% of the company’s capital expenditures in 2012 are associated with growth and margin expansion opportunities. The higher capital expenditures will be focused on increased manufacturing capacity for SLI and AGM battery manufacturing capacity and expansion of the company’s capabilities in the emerging markets. The increased investments also will support the increased level of Automotive Experience new business awards as well as vertical integration and information technology initiatives.
Today the company also provided intermediate-term profitability margin guidance for each of its three businesses. The company expects Automotive Experience margins of 7-8% (an improvement of 100 basis points) as a result of its component acquisitions in 2011. Beyond 2012 margins are expected to increase by 50 - 70 basis points per year due to the positive impact of new business quoting disciplines, improvements in operational efficiencies and the industry recovery. For Building Efficiency the company expects intermediate-term margins of 10%, excluding Global Workplace Solutions. The annual Building Efficiency margin improvement over the mid-term is forecast to be approximately 50 basis points due to pricing initiatives, growth in the emerging markets and the benefits of significant information technology investments. Power Solutions margins are expected to increase to 16-17% at a rate of approximately 100 basis points annually due to the increasing mix of higher margin AGM batteries and the benefits of vertical integration.

“The company’s long-term growth story is intact,” said Stephen A. Roell, chairman and chief executive officer of Johnson Controls. “Our market strength, product technology, and global distribution make us uniquely positioned to take advantage of the global mega-trends of energy efficiency and sustainability, and growth in emerging markets. We are investing to drive above-market performance and extend our global leadership position over the long term.”
Q4 2011 forecast
At the meeting today, Johnson Controls said it expects to report 2011 fourth quarter revenues of approximately $10.7 billion and earnings of $0.75 per diluted share, excluding non-recurring items.
The company will release its 2011 fourth quarter results on October 27, 2011.
The Strategic Review and 2012 Outlook Meeting begins at 8:30 a.m. Eastern Time today. A webcast of the event and presentation materials are available in the “Investors” section of http://www.johnsoncontrols.com.
About Johnson Controls
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. The company’s 154,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Johnson Controls’ commitment to sustainability dates back to its roots in 1885, with the invention of the first electric room thermostat. Through its growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2011, Corporate Responsibility Magazine recognized Johnson Controls as the #1 company in its annual “100 Best Corporate Citizens” list. www.johnsoncontrols.com
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Johnson Controls, Inc. will make forward-looking statements in this presentation pertaining to its financial results for fiscal 2011, fiscal 2012 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, changes in the levels or timing of investments in commercial buildings as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 23, 2010) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.